UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2006

VISANT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	333-120386	90-0207604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street
Armonk, New York 10504		10504
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

Item 8.01               Other Events.

On March 30, 2006, Standard & Poor’s Ratings Services (“S&P”) assigned its B- rating to the new senior notes due 2013 (the “notes”) to be issued by the Registrant’s parent corporation, Visant Holding Corp. (“VHC”).  S&P also affirmed all other ratings for VHC and Registrant.  Also, on March 30, 2006, Moody’s Investors Service (“Moody’s”) assigned a Caa2 rating to the notes.  Moody’s changed Registrant’s outlook to negative from stable and affirmed all other ratings.  The change to a negative outlook reflects, among other factors, Moody’s expectation that fiscal 2006 free cash flow will be reduced significantly by higher cash pay interest payments of approximately $31 million that will be incurred on the new notes, plus a material increase in cash taxes primarily due to the absence of net operating loss carryforwards that were available in 2005.  Reference is made to the Moody’s and S&P announcements, each dated March 30, 2006, for a full explanation of the factors considered by each of Moody’s and S&P, respectively.  A security rating is not a recommendation to buy, sell or hold securities and any rating may be revised or withdrawn at any time by the assigning rating organization.  Each rating should be evaluated independently of any other rating.

The information contained in this Current Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT CORPORATION

Date: March 31, 2006	/s/ Paul B. Carousso
Paul B. Carousso

Vice President, Finance